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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the inclusion in this Amendment No. 2 to Registration Statement on Form SB-2 of our report dated June 12, 1997 (June 30, 1997 with respect to the last paragraphs of Notes G and I(1)) on the financial statements of Ambassador Eyewear Group, Inc. as at March 31, 1997 and for the period May 3, 1995 (inception) through March 31, 1996 and for the year ended March 31, 1997. We also consent to the inclusion in this Amendment No. 2 to Registration Statement on Form SB-2 of our report dated June 12, 1997 on the financial statements of Renaissance Eyewear, Inc. as at October 31, 1996 and for the year then ended. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


                                          Richard A. Eisner & Company, LLP


New York, New York
February 3, 1998